Filed Pursuant to Rule 424(b)(5)

Registration No. 333-296395

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 1, 2026)

Up to $40,000,000,000

Alphabet Inc.

Class A Common Stock

Class C Capital Stock

This prospectus supplement (the “Supplement”) supplements the prospectus, dated June 1, 2026, as supplemented by the prospectus supplement, dated June 1, 2026 (together, the “Prospectus”), relating to the offer and sale of up to $40,000,000,000 of shares of our Class A Common Stock, $0.001 par value (“Class A Common Stock”), and our Class C Capital Stock, $0.001 par value (“Class C Capital Stock”), through Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as managers, pursuant to an equity distribution agreement (“Equity Distribution Agreement”) entered into with such managers on that date, as amended from time to time.

This Supplement is being filed to reflect the addition of BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Wells Fargo Securities, LLC, Barclays Capital Inc., BNP Paribas Securities Corp., BTIG, LLC, Credit Agricole Securities (USA) Inc., Mizuho Securities USA LLC, RBC Capital Markets, LLC, SG Americas Securities, LLC and TD Securities (USA) LLC as additional managers pursuant to an amendment and restatement of the Equity Distribution Agreement. Besides the addition of the additional managers, the terms and provisions of the Equity Distribution Agreement remain the same in their entirety. Accordingly, each reference to the term “manager” or “managers” in the Prospectus is hereby amended, to the extent appropriate in the context, to include BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Wells Fargo Securities, LLC, Barclays Capital Inc., BNP Paribas Securities Corp., BTIG, LLC, Credit Agricole Securities (USA) Inc., Mizuho Securities USA LLC, RBC Capital Markets, LLC, SG Americas Securities, LLC and TD Securities (USA) LLC, each as an additional manager.

See “Risk Factors” beginning on page S-5 of the prospectus supplement dated June 1, 2026 and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026, which are incorporated by reference herein, for a discussion of certain risks that should be considered in connection with an investment in our Class A Common Stock or Class C Capital Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our Class A Common Stock or Class C Capital Stock or determined that this Supplement or the accompanying Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Bernstein Institutional Services LLC is serving as selling agent on behalf of SG Americas Securities, LLC in the offering described herein. Bernstein Institutional Services LLC and certain of its affiliates may provide investor feedback, research, market sounding, block monitoring, market intelligence, historical market, or trading information and origination and deal execution support to SG Americas Securities, LLC in connection with this offering and may also provide such services in the general course of business.

Managers

Goldman Sachs & Co. LLC		J.P. Morgan		Morgan Stanley
BofA Securities	Citigroup	Deutsche Bank Securities	HSBC	Wells Fargo Securities
Barclays	BNP PARIBAS	BTIG	Credit Agricole CIB	Mizuho
RBC Capital Markets		Societe Generale		TD Securities

The date of this prospectus supplement is August 6, 2026.